Exhibit 3.2

Translation for information purposes only

Dynacure

Public limited company (société anonyme) with capital of [-] euros

Registered office: Bioparc III, 850 boulevard Sébastien Brant - 67400 Illkirch Graffenstaden

RCS Strasbourg 817 666 217

BYLAWS

Updated at the General Meeting of [-], 2021

Copy certified by the CEO

Stephane van Rooijen

TITLE I

FORM - PURPOSE - CORPORATE NAME - OFFICE - DURATION

ARTICLE 1

FORM

Dynacure (hereafter the “Company”) was incorporated as a simplified joint-stock company (société par actions simplifiée) and subsequently converted into a public limited company (société anonyme) by the shareholders’ meeting dated November 10, 2020. The Company is governed by the provisions of Book II of the French Commercial Code and by these bylaws (the “Bylaws”).

ARTICLE 2

CORPORATE NAME

The name of the Company is:

DYNACURE

All deeds and all documents issued by the Company and intended for third parties, including, letters, invoices, announcements and various publications, must indicate the corporate name, immediately preceded or followed legibly by the words “Société Anonyme” or the initials “S.A.”, a statement of the share capital and the registration number in the Trade and Companies Register.

ARTICLE 3

PURPOSE

The Company’s purpose, either directly or indirectly, in particular, through subsidiaries and affiliates, in France and abroad, is:

•	the study, research, development and marketing of drugs for human health;

•	biotechnology services;

•	the development, management and marketing of tools for biological, medical, therapeutic or diagnostic use;

•

the taking, acquisition and exploitation under all forms or the sale of all processes and patents and other intellectual or industrial property rights relating to said activities and, more generally, the exploitation of all rights relating to the foregoing;

•	the creation, acquisition, rental, lease management of any business, leasing, installation, operation of any establishment or business relating to the activities mentioned above; and

•	more generally, all technical, commercial, and financial operations, movable or immovable, or other, relating, directly or indirectly, to this purpose.

ARTICLE 4

REGISTERED OFFICE - BRANCHES

The Company’s registered office is located at:

Bioparc III, 850 boulevard Sébastien Brant—67400 Illkirch Graffenstaden

It can be transferred to any other place on French territory, by decision of the Board of Directors, subject to ratification of this decision by the next ordinary shareholders’ meeting, and anywhere else by virtue of a resolution of an extraordinary shareholders’ meeting.

The Board of Directors has the power to establish agencies, offices, plants and branches wherever it deems fit.

ARTICLE 5

DURATION

The duration of the Company is set at ninety-nine (99) years from the date of its first registration in the Trade and Companies Register, except in the event of an extension or early dissolution decided by the shareholders.

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TITLE II

SHARE CAPITAL - SHARES

ARTICLE 6

SHARE CAPITAL

The share capital is set at the amount of [-] euros and [-] cents (EUR [-]).

It is divided into [-] ([-]) ordinary shares with a par value of ten euro cents (0.10), fully paid up and all of the same class.

ARTICLE 7

CHANGE IN CAPITAL

The share capital may be increased, reduced or amortized under the conditions set by law.

ARTICLE 8

PAYMENT FOR SHARES

The shares are issued and paid up under the conditions established by law.

The amounts to be paid for the payment in cash of the shares subscribed for under a capital increase are payable under the conditions provided for by an extraordinary shareholders’ meeting.

During a capital increase, the initial payment may not be less than a quarter of the par value of the shares. It includes, the entire issue premium, if applicable.

The payment of the surplus is called by the Board of Directors in one or several times within a period of five (5) years from the date of completion of the capital increase.

The fractions called in and the date on which the corresponding amounts are to be paid are notified to each shareholder at least fifteen (15) days before the due date.

A shareholder who does not make the additional payments due on the shares on their due date will, ipso jure and without prior notice of default, owe to the Company interest for late payment calculated on a daily basis from the date the payment is due, at the legal rate in commercial matters plus three (3) points, without prejudice to the Company’s personal action against the defaulting shareholder and in accordance with the enforcement measures provided for by law.

ARTICLE 9

FORM OF SHARES

Fully paid-up shares may be held in registered or bearer form, at each shareholder’s request with respect to his/her/its interest, subject, nonetheless, to the legal provisions relating to the form of the shares held by certain natural or legal persons. Shares that are not fully paid-up must be held in registered form.

Shares must be registered in an account in accordance with the terms and conditions provided for by the current legal and regulatory provisions.

ARTICLE 10

TRANSFER OF SHARES

Any transfer of shares is carried out in accordance with the law. All costs resulting from the transfer will be borne by the transferee.

The shares are freely transferable by account-to-account transfer, in accordance with the legal and regulatory provisions in force.

Ownership of bearer shares results from their registration in a bearer account with an authorized financial intermediary. Ownership of shares delivered in registered form results from their registration in the name of the holder(s) in the registers kept for this purpose.

ARTICLE 11

IDENTIFICATION OF SHAREHOLDERS

Furthermore, the Company has the right to request, in accordance with current legal and regulatory provisions, at any time and at its own expense, from any authorized body, the name, or corporate name in the case of legal persons, nationality and address of the holders of securities conferring immediate or future voting rights in its own shareholders’ meetings, as well as the number of securities held by each of them and any restrictions on these securities, as the case may be.

ARTICLE 12

RIGHTS AND OBLIGATIONS ATTACHED TO SHARES

The shares are indivisible with respect to the Company.

The co-owners of undivided shares are represented at shareholders’ meetings by one of them or by a single agent. In the event of disagreement, an agent is appointed by the court at the request of the most diligent co-owner.

Each share gives right to one vote at shareholders’ meetings.

Voting rights belong to the usufructuary in ordinary shareholders’ meetings and to the bare owner in extraordinary shareholders’ meetings. Notwithstanding the foregoing, the shareholders, may agree among themselves on any other distribution for the exercise of voting rights at shareholders’ meetings, provided that the usufructuary is not deprived of the right to vote on decisions concerning profits. In this case, they must inform the Company of their agreement by registered mail with acknowledgment of receipt sent to the Company’s registered office. The Company will be bound by this agreement for any meeting held at least five (5) days after receipt of the notice of said agreement.

Even when deprived of voting rights, the bare owner of shares still has the right to participate in shareholders’ meetings.

Each share entitles the holder to a share in the Company’s assets, in the liquidation surplus and in the profits, in proportion to the fraction of the capital that it represents.

Possession of a share automatically entails adherence to the Bylaws and to the resolutions duly passed by the shareholders’ meeting.

Whenever it is necessary to own several shares in order to exercise any right, the owners of individual shares or shares in a number less than the required number may only exercise these rights provided that they make their own personal arrangements for the consolidation and, possibly, for the purchase or transfer, of the required number of shares.

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TITLE III

COMPANY’S MANAGEMENT

ARTICLE 13

BOARD OF DIRECTORS

The Company is administered by a board of directors (the “Board of Directors”) consisting of a minimum of three (3) and a maximum of ten (10) members (the “Directors”).

Any legal entity must, at the time of its appointment, designate an individual as its permanent representative on the Board of Directors. The term of office of the permanent representative is the same as that of the legal entity-Director that it represents. When the legal entity revokes its permanent representative, it must immediately provide for his or her replacement. The same provisions apply in the event of death or resignation of the permanent representative.

Directors are appointed by the ordinary shareholders’ meeting.

ARTICLE 14

APPOINTMENT AND REVOCATION OF DIRECTORS

The term of office of Directors will be three (3) years. The term of office of a Director will expire at the end of the shareholders’ meeting approving the financial statements for the previous fiscal year and held in the year in which the Director’s term of office expires.

By way of exception and for the sole purpose of maintaining or facilitating the implementation of a system whereby the terms of office of directors are staggered, the ordinary general meeting may appoint one or more directors for a term of two (2) or one (1) year(s).

Directors may be re-elected. They may be revoked at any time by decision of the ordinary shareholders’ meeting.

In the event of a vacancy caused by the death or resignation of one or more Directors’ seats between two shareholders’ meetings, the Board of Directors may, in accordance with legal and regulatory provisions, make temporary appointments. The Director appointed to replace another Director will remain in office only for the time remaining in the term of office of his or her predecessor.

The appointments of Directors made by the Board of Directors are subject to ratification by the next ordinary shareholders’ meeting. In the absence of ratification, the deliberations taken and acts performed previously by the Board of Directors shall remain valid.

When the number of Directors has fallen below the legal minimum, the remaining Directors must immediately convene an ordinary shareholders’ meeting to complete the Board of Directors.

An employee of the Company may be appointed as a Director. However, his or her employment contract must correspond to an actual employment. In this case, he or she does not lose the benefit of his or hers employment contract. The number of Directors who are bound to the company by an employment contract may not exceed one-third of the Directors in office.

No person will be appointed as a Director if, having exceeded seventy-five (75) years of age, his or her appointment would result in more than one-third of the members of the Board of Directors having exceeded that age.

If this limit is reached, the oldest Director will be considered to have resigned automatically at the end of the ordinary annual shareholders’ meeting approving the financial statements for the past fiscal year and held in the year in which this one-third limit was reached.

ARTICLE 15

CHAIRMAN OF THE BOARD OF DIRECTORS

The Board of Directors will elect from among its members a chairman (the “Chairman”) who will be an individual, failing which the appointment will be null and void. It determines the term of office of the Chairman, which may not exceed his or her term of office as a Director and may revoke him or her at any time. He or she may be re-elected.

The Board of Directors determines his or her compensation in accordance with the conditions set by law.

The Chairman of the Board of Directors may not be older than seventy-five (75) years of age. If the Chairman reaches this age limit during the term of office as Chairman, he or she is deemed to have resigned automatically. However, his or her term of office will extend until the next meeting of the Board of Directors at which his or her successor will be appointed.

In the event of a temporary impediment or the death of the Chairman, the Board of Directors may delegate a Director to perform the duties of the Chairman.

In the event of a temporary impediment, this delegation is granted for a limited period. It is renewable. In the event of death, it is valid until the election of the new Chairman.

The Chairman of the Board of Directors organizes and directs the work of the Board of Directors and reports to the shareholders’ meeting. The Chairman oversees the proper functioning of the Company’s governing bodies and ensures, in particular, that the Directors are able to carry out their duties.

ARTICLE 16

ORGANIZATION AND DELIBERATIONS OF THE BOARD OF DIRECTORS

1.	Meetings of the Board of Directors

The Board of Directors meets as often as the interest of the Company requires.

Directors are convened to Board of Directors meetings by the Chairman by any written means, including electronic mail. The chief executive officer of the Company (the “CEO”) may also ask the Chairman to convene the Board of Directors on a specific agenda.

Directors representing at least one-third of the members of the Board of Directors may validly convene the Board, by any written means, if it has not met for more than two (2) months, indicating the agenda for the meeting.

When a works council has been formed, the representatives of the said works council, appointed in accordance with the provisions of the French Labor Code, must be called to all meetings of the Board of Directors.

Meetings of the Board of Directors are held at the Company’s registered office or at any other location.

The time limit for convening Directors to attend Board meetings is at least two (2) business days on first notice, and twenty-four (24) hours on second notice with the exception, in both situations, of the case where all the Directors are present or represented.

2.	Quorum

The Board of Directors can only validly deliberate if at least half of its members are present.

3.	Deliberations

The decisions of the Board of Directors are taken by a majority of the votes of the participating members, present or represented. In the event of a tie vote, the Chairman shall have a casting vote.

Decisions are binding on all members of the Board of Directors, even those absent or dissenting.

An internal regulation that may be adopted by the Board of Directors may notably provide, that, Directors who participate in the Board of Directors’ meeting by videoconference and telecommunication means that comply with the regulations in force will be deemed to be present for the purpose of calculating the quorum and majority. This provision will not apply to the adoption of decisions relating to (i) the approval of the annual accounts and the management report of the Board of Directors, and (ii) the closing of the consolidated accounts and the group management report.

Each Director will receive the information necessary for the accomplishment of his or her mission and mandate, and may request any documents he or she considers useful.

4.	Minutes of the deliberations

The deliberations of the Board of Directors are recorded in minutes drawn up in a special register, on numbered and initialed pages, and kept at the Company’s registered office in accordance with regulatory provisions.

5.	Written consultation

The Board of Directors may also make the following decisions within the Board of Directors’ own attributions, by written consultation of the Directors:

•	temporal appointment of members of the Board of Directors as provided for in Article L. 225-24 of the French Commercial Code,

•	authorization of sureties, endorsements and guarantees provided for in the last paragraph of Article L. 225-35 of the French Commercial Code,

•

decision made pursuant to the delegation granted by the extraordinary shareholders’ meeting in accordance with the second paragraph of Article L. 225-36 of the French Commercial Code, to amend the Bylaws to ensure compliance with legal and regulatory provisions,

•	convening shareholders’ meetings, and

•	transfer of the Company’s registered office within the same geographical department.

When the decision is made by written consultation, the text of the proposed resolutions accompanied by a voting form is sent by the Chairman of the Board of Directors to each member of the Board of Directors by electronic means.

Directors have a period of three (3) business days (or any other period indicated in the notice of meeting) following receipt of the text of the proposed resolutions and the voting form to complete and send to the Chairman by electronic means the voting form, dated and signed, ticking for each resolution a single box corresponding to the meaning of its vote.

If none or more than one box has been checked for the same resolution, the vote will be void and will not be taken into account for the calculation of the majority.

Any Director who has not sent his or her reply within the time limit mentioned above will be considered absent and his or her vote will therefore not be taken into account for the calculation of the quorum and the majority.

During the response period, any Director may demand any additional explanations from the initiator of the consultation.

Within five (5) business days of receipt of the last voting form, the Chairman shall prepare and date the minutes of the deliberations, to which the voting forms will be attached and which shall be signed by the Chairman of the Board of Directors and a Director.

6.	Representation

Any Director may give, in writing, a proxy to another Director to represent him or her at a Board of Directors meeting.

Each Director may only dispose, during the same meeting, of one (1) of the proxies received by application of the preceding paragraph.

These provisions are applicable to the permanent representative of a legal-entity Director.

7.	Discretion

Directors as well as any person called to Board of Directors meetings are bound to discretion regarding information of a confidential nature and indicated as such by the Chairman of the Board of Directors.

ARTICLE 17

POWERS OF THE BOARD OF DIRECTORS - COMMITTEES

1.	Powers

The Board of Directors determines the direction of the Company’s activities and oversees their implementation. Subject to the powers expressly granted to shareholders’ meetings and within the limits of the corporate purpose, it deals with all matters relating to the proper operation of the Company and settles matters concerning the Company through its deliberations.

When dealing with third parties, the Company is bound even by acts of the Board of Directors that do not fall within the Company’s purpose, unless it proves that the third party knew that the act exceeded that purpose or that the third party could not have been unaware of it given the circumstances, mere publication of the Bylaws is not sufficient to constitute such proof.

The Board of Directors carries out the audits and verifications it deems appropriate. The Chairman or the CEO is required to provide each Director with all documents and information necessary for the performance of his or her duties.

2.	Committees

The Board of Directors may decide to create committees responsible for studying questions submitted by the Board of Directors or its Chairman for their review. The Board of Directors determines the composition and powers of the committees that operate under its responsibility. It sets the compensation of the persons making up the committees.

ARTICLE 18

GENERAL MANAGEMENT

1.	General Management

The general management of the Company is handled, under its responsibility, by either the Chairman of the Board of Directors or by another individual appointed by the Board of Directors and bearing the title of CEO.

The Board of Directors chooses between the two methods of exercising general management at any time and, at the very least, at each expiration of the term of office of the CEO or the term of office of the Chairman of the Board of Directors when the latter also assumes general management of the Company.

Shareholders and third parties are informed of this choice under the conditions defined by decree.

The deliberations of the Board of Directors concerning the choice of the method of exercise of the general management is taken by a majority of the votes of the participating members, present or represented.

When the general management of the Company is assumed by the Chairman of the Board of Directors, the provisions of the Bylaws relating to the CEO shall apply to him or her.

The Board of Directors may revoke the appointment of the CEO at any time. If the revocation is decided without reasonable ground, it may give rise to damages, except when the CEO assumes the duties of Chairman of the Board of Directors.

The CEO is vested with the broadest powers to act in all circumstances on behalf of the Company. The CEO exercises powers within the limits of the corporate purpose and subject to those powers expressly granted by law to the shareholders’ meetings and the Board of Directors.

The CEO represents the Company in its dealings with third parties. The Company is bound even by acts of the CEO that do not fall within the corporate purposes, unless it proves that the third party knew that the act exceeded that purpose or that it could not have been unaware of it in the circumstances, mere publication of the Bylaws is not sufficient to constitute such proof.

The provisions of the Bylaws or decisions of the Board of Directors limiting the powers of the CEO may not be invoked against third parties.

The Board of Directors determines the compensation of the CEO in accordance with the conditions set by law.

The CEO may not be older than seventy-five (75) years of age. When he or she reaches this age limit during the term of office as CEO, he or she will be deemed to have resigned automatically. However, the term of office of the CEO must extend until the next meeting of the Board of Directors at which the successor is appointed. Subject to this provision, the CEO may be re-elected.

2.	Deputy Chief Executive Officers

On the proposal of the CEO, the Board of Directors may appoint one or more individuals to assist the CEO with the title of deputy chief executive officer (the “Deputy Chief Executive Officer”). The Board of Directors may revoke the Deputy Chief Executive Officer(s) at any time on the recommendation of the CEO. If the revocation is decided without reasonable ground, it may give rise to damages.

In agreement with the CEO, the Board of Directors determines the scope and duration of the powers granted to the Deputy Chief Executive Officer. When a Deputy Chief Executive Officer is a Director, his or her term of office may not exceed the term of office as a Director. The Board of Directors determines his or her compensation in accordance with the conditions set by law.

With respect to third parties, the Deputy Chief Executive Officers have the same powers as the CEO; in particular, the Deputy Chief Executive Officers have the power to institute legal proceedings.

A Deputy Chief Executive Officer may not be older than seventy-five (75) years of age. When a Deputy Chief Executive Officer reaches this age limit, he or she is deemed to have resigned automatically. However, his or her term of office will extend until the next meeting of the Board of Directors at which a new Deputy Chief Executive Officer will be appointed.

The maximum number of Deputy Chief Executive Officers may not exceed five (5).

ARTICLE 19

COMMITTEE OF OBSERVERS

An ordinary general meeting may appoint observers on the proposal of the Board of Directors. The Board of Directors may also directly appoint observers, subject to ratification by the next shareholders meeting.

The observers, whose number may not exceed three (3), form a committee. They are chosen freely based on their competence.

The term of office of an observer is one (1) year. The term of office of an observer ends at the end of the ordinary shareholders meeting having approved the financial statements for the previous fiscal year and held in the year during which the observer’s term of office expires.

The committee of observers studies the questions submitted for its consideration by the Board of Directors or its Chairman for its review. The observers attend the meetings of the Board of Directors and take part in the deliberations in an advisory capacity only, but their absence may not affect the validity of the deliberations.

They are convened to Board of Directors meetings under the same conditions as Directors.

The Board of Directors may compensate observers for their activity.

The observers are subject to the same confidentiality obligations as those to which the Directors are subject.

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TITLE IV

AUDIT OF THE COMPANY’S FINANCIAL STATEMENTS

ARTICLE 20

APPOINTMENT OF STATUTORY AUDITORS - INCOMPATIBILITY

One or more statutory and alternate auditors must be appointed in accordance with the conditions provided for by the law and regulations in force.

Statutory auditors are appointed for a term of six (6) fiscal years by an ordinary shareholders’ meeting. Their duties expire after the ordinary shareholders’ meeting approving the financial statements for the sixth (6th) fiscal year.

ARTICLE 21

FUNCTIONS OF THE STATUTORY AUDITORS

The statutory auditors are vested with the functions and powers conferred on them by the legal and regulatory provisions in force.

The statutory auditors may carry out the verifications or audits they deem appropriate at any time of the year.

The compensation of the statutory auditors is determined in accordance with the terms and conditions set by the regulations in force.

They must be called to all shareholders’ meetings and to all meetings of the Board of Directors reviewing or approving annual and interim financial statements.

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TITLE V

SHAREHOLDERS’ MEETINGS

ARTICLE 22

SHAREHOLDERS’ MEETINGS

Shareholders’ meetings are convened and held under the conditions set by law.

When the Company wishes to use electronic telecommunications as a means of convening the meeting instead of posting by mail, it must first obtain the consent of the shareholders concerned, who will indicate their e-mail addresses.

Meetings are held at the registered office of the Company or at any other place specified in the notice of meeting.

The right to participate in shareholders’ meetings is governed by the legal and regulatory provisions in force and is, in particular, subject to the registration of the shares in the name of the shareholder or the intermediary registered on his/ her/it behalf on the second (2nd) business day prior to the general meeting, at midnight Paris time, either in the registered share accounts held by the Company, or in the bearer share accounts held by the authorized intermediary.

If the shareholder fails to attend the shareholders’ meeting in person, he or she may choose one of the following three options:

•	give a proxy to another shareholder or his or her spouse, or to the partner with whom he or she has entered into a PACS (French civil solidarity pact), or

•	vote by mail, or

•	send a power of attorney to the Company without indicating a principal,

under the conditions provided for by law and regulations.

The Board of Directors may organize, under the conditions provided for by the law and regulations in force, the participation and voting of shareholders at shareholders’ meetings by videoconference or by means of telecommunication allowing their identification. If the Board of Directors decides to exercise this option for a given shareholders’ meeting, the Board of Directors’ decision will be stated in the notice of meeting and/or convocation. Shareholders participating in meetings by videoconference or by any of the other means of telecommunications referred to above, at the discretion of the Board of Directors, are deemed present for the calculation of the quorum and majority.

Shareholders’ meetings are chaired by the Chairman of the Board of Directors or, in his or her absence, by the CEO, by a Deputy Chief Executive Officer if he or she is a Director, or by a Director specially delegated for this purpose by the Board of Directors. Failing this, the meeting elects its own president.

The duties of scrutineer are fulfilled by the two (2) members of the shareholders meeting present and accepting these duties who have the greatest number of votes. A secretary will be designated who may be chosen from outside the shareholders.

An attendance sheet is kept under the conditions provided by law.

The ordinary shareholders’ meeting shall only deliberate validly if the shareholders present or represented own at least one fifth of the shares with voting rights on first notice, no quorum being required on second notice. The extraordinary shareholders’ meeting shall only deliberate validly if the shareholders present or represented own at least one quarter of the shares with voting rights on first notice and one fifth of the shares with voting rights on second notice.

In the event of a vote by post, only forms completed and received by the Company at least three (3) days before the date of the shareholders’ meeting will be taken into account for the calculation of the quorum.

Forms not giving any meaning to a vote or expressing an abstention are not considered as votes cast.

The deliberations of the ordinary shareholders’ meeting are taken by a majority of the votes of the shareholders present or represented. The votes cast do not include those attached to shares for which the shareholder did not take part in the vote, abstained or voted blank or null.

The deliberations of the extraordinary shareholders’ meeting are taken by a two-thirds majority of the shareholders present or represented. The votes cast do not include those attached to shares for which the shareholder did not take part in the vote, abstained or voted blank or null.

Copies or extracts of the minutes of the meeting are validly certified by the Chairman of the Board of Directors, by a Director exercising the functions of CEO or by the secretary of the shareholders’ meeting.

Ordinary and extraordinary shareholders’ meetings exercise their respective powers under the conditions provided by the law.

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TITLE VI

COMPANY RESULTS

ARTICLE 23

FISCAL YEAR

Each fiscal year lasts one (1) year, starting on January 1 and ending on December 31.

ARTICLE 24

PROFITS - LEGAL RESERVE

At least five percent (5%) of the profit for the fiscal year, less any prior losses if any, must be allocated to a reserve fund known as the “legal reserve”. This allocation ceases to be mandatory when the amount of the legal reserve reaches one tenth of the share capital.

The distributable profit is made up of the profit for the fiscal year minus the prior losses and the deduction provided for in the previous paragraph, plus retained earnings.

ARTICLE 25

DIVIDENDS

If the financial statements for the fiscal year, as approved by the shareholders’ meeting, show a distributable profit, the shareholders’ meeting may decide to allocate it to one or more reserve accounts for which it rules on the allocation or use, to carry it forward or to distribute it in the form of dividends.

After having acknowledged the existence of reserves at its disposal, the shareholders’ meeting may decide to distribute sums withdrawn from these reserves. In this case, the decision will expressly indicate the reserve accounts from which such deductions are made. However, dividends will be deducted in priority from the distributable profit for the fiscal year.

The terms and conditions for the payment of dividends are set by the shareholders’ meeting or, otherwise, by the Board of Directors.

The payment of dividends must however take place within a maximum period of nine (9) months after the end of the fiscal year.

The shareholders’ meeting approving the financial statements for the year may grant each shareholder, for all or part of the dividend distributed, an option between payment of the dividend in cash or in shares.

Likewise, the ordinary shareholders’ meeting, acting in accordance with the conditions set forth in Article L. 232-12 of the French Commercial Code, may grant each shareholder an interim dividend and, for all or part of said interim dividend, an option between payment of the interim dividend in cash or in shares.

The offer of payment in shares, the price and terms of issuance of the shares as well as the request for payment in shares and the conditions for carrying out the capital increase will be governed by law and regulations.

When a balance sheet drawn up during or at the end of the fiscal year and certified by the statutory auditor(s) shows that the Company has made a profit since the close of the previous fiscal year, after constitution of the necessary amortization and provisions and deducting, where applicable, prior losses and amounts to be placed in reserve pursuant to the law or the Bylaws and taking into account retained earnings, the Board of Directors may decide to distribute interim dividends before the approval of the financial statements for the fiscal year and to set the amount and date of distribution. The amount of these interim dividends may not exceed the amount of the profit defined in this paragraph. In this case, the Board of Directors may not make use of the option described in the above paragraphs.

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TITLE VII

DISSOLUTION - LIQUIDATION

ARTICLE 26

EARLY DISSOLUTION

An extraordinary shareholders’ meeting may pronounce, at any time, the early dissolution of the Company.

ARTICLE 27

LOSS OF HALF OF THE SHARE CAPITAL

If, as a result of the losses recorded in the accounting records, the Company’s equity falls below half of the share capital, the Board of Directors must, within four (4) months of the approval of the accounts showing such loss, convene an extraordinary shareholders’ meeting to decide whether the Company should be dissolved early.

If the dissolution is not pronounced, the capital must, at the latest at the end of the second (2nd) financial year following the one during which the losses were recorded, and subject to the legal provisions relating to the minimum capital of public limited companies, be reduced by an amount at least equal to that of the losses that could not be charged to the reserves, if within this period the equity has not been restored to a value at least equal to half of the share capital.

In the absence of a meeting of the shareholders and in the event that such meeting has not been able to validly deliberate, any interested party may apply to the courts for the dissolution of the Company.

ARTICLE 28

EFFECTS OF DISSOLUTION

The Company is in liquidation as soon as it is dissolved for any reason whatsoever. Its legal personality shall subsist for purposes of such liquidation until the completion of the liquidation.

Throughout the duration of the liquidation, the shareholders’ meeting retains the same powers as during the Company’s existence.

The shares remain negotiable until the completion of liquidation.

The dissolution of the Company will only take effect with respect to third parties from the date on which it is published in the Trade and Companies Register.

ARTICLE 29

APPOINTMENT OF LIQUIDATORS - POWERS

At the expiration of the duration of the Company or in the event of early dissolution, the shareholders’ meeting will determine the method of liquidation and appoint one or more liquidators, whose powers it will determine and who will perform their duties in accordance with the law. The appointment of the liquidators will terminate the duties of the Directors, the Chairman, the CEO and the Deputy Chief Executive Officers.

ARTICLE 30

LIQUIDATION - CLOSING

After extinguishing the liabilities, the remaining assets are first used to pay shareholders the amount of the capital paid on their shares and not amortized.

The surplus, if any, will be distributed among all the shares.

The shareholders are convened at the end of the liquidation to rule on the final account, on the discharge of the liquidators’ management and of their mandate, and to record the closing of the liquidation.

The closing of the liquidation is published in accordance with the law.

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TITLE VIII

NOTIFICATIONS

ARTICLE 31

NOTIFICATIONS

All notifications provided for in the Bylaws must be made by registered mail with acknowledgement of receipt or by extrajudicial act. At the same time, a copy of the notification will be sent to the addressee by regular mail.

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